Exhibit 99.1

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

FOR RELEASE – June 12, 2017 – 7:00 am (EST)

AETI reports discussions with Director Casey Crenshaw

HOUSTON, June 12, 2017 - American Electric Technologies, Inc. (NASDAQ: AETI), a leading supplier of power delivery solutions for the global energy industry, today reported that it is in discussions with Casey Crenshaw, a Director of the Company, concerning potential business strategies, opportunities and financing.

The Board of Directors has established a conflicts committee composed of three of its independent Directors and the Company has entered into a customary confidentiality agreement in connection with such discussions.

“Casey Crenshaw has been a valued investor and member of the Board of Directors since 2012 and we look forward to the discussions”, said Charles Dauber, President and CEO of the Company.

There can be no assurance that any specific transactions will result from these discussions. The Company does not expect to make any further comments regarding these discussions unless and until it is appropriate to do so.

As previously disclosed in the Company’s Current Report on Form 10-Q filed March 27, 2017 and Quarterly Report on Form 10-Q filed May 15, 2017, the Company and the holder of the Company’s outstanding Series A Preferred Stock, which is beneficially owned by Casey Crenshaw, entered into an agreement restricting payment of cash dividends on and redemption of the Series A Preferred Stock to facilitate the sale of the Company’s senior secured Term Note in March 2017. In consideration for the Holder’s consent to the foregoing restrictions

American Electric Technologies, Inc 1250 Wood Branch Park Drive Houston, Texas 77079 713.644.8182

the Company is negotiating with the Holder an adjustment to the conversion price of the Common Stock issued upon conversion of the Series A Preferred Stock and exercise price of the Common Stock Purchase Warrants issued to the Holder in connection with the purchase of the Series A Preferred Stock in 2012 to reflect the current market value of the Company’s common stock.

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American Electric Technologies, Inc. (NASDAQ:AETI) is a leading provider of power delivery solutions to the global energy industry. AETI offers M&I Electric™ power distribution and control products, electrical services, and construction services.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas and Houma, Louisiana; and Rio de Janeiro, Macaé and Belo Horizonte, Brazil. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

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Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning anticipated future domestic and international demand for our products, and other future plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 30, 2017. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

Investor Contact:

American Electric Technologies, Inc.

Bill Brod

713-644-8182

investorrelations@aeti.com